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Morgan, Lewis & Bockius LLP

300 South Grand Avenue

Twenty-Second Floor
Los Angeles, CA 90071-3132

United States

Tel. 213.612.2500

Fax: 213.612.2501

Michael Glazer

Partner

+1. 213.680.6646

michael.glazer@morganlewis.com

April 19, 2016

American Funds Emerging Markets Bond Fund
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to American Funds Emerging Markets Bond Fund, a Delaware statutory trust (the “Trust”), in connection with Post- Effective Amendment Number 2 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (“SEC”) on or about April 20, 2016 (the “Registration Statement”), with respect to the issuance of Class A, Class B, Class C, Class F-1, Class F-2, Class R-1, Class R-2, Class R-2E, Class R-3, Class R-4, Class R-5E, Class R-5, Class R-6, Class 529-A, Class 529-B, Class 529-C, Class 529-E and Class 529-F-1 shares of beneficial interest (collectively, the “Shares”) of the Trust. The Trust is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	The Certificate of Trust (the “Charter”) of the Trust, certified by the Secretary of State of the State of Delaware as of April 19, 2016;
(b)	A copy of the Agreement and Declaration of Trust of the Trust, as further amended and restated from time to time (the “Declaration”);
(c)	A copy of the By-Laws of the Trust (the “By-Laws”);
(d)	A copy of certain resolutions adopted by the current Board of Trustees of the Trust at a meeting on December 4, 2015, approving the issuance of the Shares (the "Resolutions");
(e)	A proof, received on April 19, 2016, of the Registration Statement;

(f)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Charter, the Declaration, the By-Laws, the Resolutions, and the Registration Statement; and
(g)	A certificate of good standing by the Secretary of State of the State of Delaware as of April 19, 2016 with respect to the Trust.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the proof referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Charter, the Declaration, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act as applied by courts located in Delaware (the "DSTA"); and we express no opinion as to any other laws. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trust, except for the DSTA as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations. We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration and the By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP